Exhibit 99.1

News Release
Analysts and Media Contact:
Jennifer Hills (972) 855-3729

Atmos Energy Corporation Reports Earnings for Fiscal 2019 Second Quarter;
Tightens Fiscal 2019 Guidance
DALLAS (May 7, 2019) - Atmos Energy Corporation (NYSE: ATO) today reported consolidated results for its second quarter ended March 31, 2019.

•
Consolidated net income for the three months ended March 31, 2019 was $214.9 million or $1.82 per diluted share, compared with consolidated net income of $179.0 million, or $1.60 per diluted share for the same period last year. Adjusted net income for the three months ended March 31, 2018 was $175.2 million, or $1.57 per diluted share, after excluding the effects of implementing the Tax Cuts and Jobs Act of 2017 (TCJA) from the prior-year quarter.

•	Capital expenditures rose 12 percent to $777.6 million for the six months ended March 31, 2019, with approximately 84 percent of that spending related to system safety and reliability investments.

•
Fiscal 2019 earnings guidance was tightened to $4.25 to $4.35 per diluted share from $4.20 to $4.35 per diluted share. Capital expenditures are expected to remain in the previously announced range of $1.65 billion to $1.75 billion in fiscal 2019.

•
The company's Board of Directors has declared a quarterly dividend of $0.525 per common share. The indicated annual dividend for fiscal 2019 is $2.10, which represents an 8.2% increase over fiscal 2018.

For the six months ended March 31, 2019, consolidated net income was $372.5 million or $3.21 per diluted share, compared with consolidated net income of $493.1 million, or $4.47 per diluted share for the same period last year. Adjusted net income for the six months ended March 31, 2018, which excludes a one-time income tax benefit related to the TCJA of $165.7 million, or $1.50 per diluted share, was $327.4 million, or $2.97 per diluted share.
“We remain on track to deliver another solid year”, said Mike Haefner, President and Chief Executive Officer of Atmos Energy Corporation. “With our fiscal 2019 financing plans complete, better clarity on the regulatory front, and strong execution of our strategy in the first half of the year, we are tightening our guidance range. We remain well positioned to deliver annual earnings per share growth between 6% and 8% for fiscal 2019.”

Results for the Three Months Ended March 31, 2019
Operating income increased $26.8 million to $297.7 million for the three months ended March 31, 2019, from $270.9 million in the prior-year quarter. Increased Contribution Margins driven by positive rate case outcomes, customer growth and strong transportation activity in our distribution segment and higher volumes and margins in our pipeline and storage segment were partially offset by lower consumption in the quarter.
Distribution Contribution Margin increased $15.3 million to $487.5 million for the three months ended March 31, 2019, compared with $472.2 million in the prior-year quarter. Contribution Margin reflects a net $24.1 million increase in rates across all divisions and a $3.9 million increase from customer growth, primarily in the Mid-Tex division, partially offset by a net $8.5 million decrease in consumption, primarily in our Mid-Tex and Mississippi divisions.
Pipeline and storage Contribution Margin increased $15.2 million to $135.7 million for the three months ended March 31, 2019, compared with $120.5 million in the prior-year quarter. This increase is attributable to a $12.2 million increase in rates, due to the GRIP filings approved in fiscal 2018, and a net increase of $1.2 million due to wider spreads and positive supply and demand dynamics in the Permian Basin.
Operation and maintenance expense for the three months ended March 31, 2019, was $149.4 million, compared with $159.2 million for the prior-year quarter. This $9.8 million decrease was primarily driven by the absence of costs incurred for the Northwest Dallas outage in the prior-year quarter, partially offset by increased system integrity activities and higher employee costs.

Results for the Six Months Ended March 31, 2019
Operating income increased $21.1 million to $534.1 million for the six months ended March 31, 2019, compared to $513.0 million in the prior-year period, which primarily reflects positive rate outcomes and customer growth in the distribution business and higher volumes and margins in our pipeline and storage segment, partially offset by higher depreciation and property tax expense in the current-year period.
Distribution Contribution Margin increased $19.3 million to $888.6 million for the six months ended March 31, 2019, compared with $869.3 million in the prior-year period. Contribution Margin reflects a net $16.7 million increase in rates, primarily in the Mississippi, Mid-Tex, and West Texas Divisions. In addition, customer growth increased $7.7 million, primarily in Mid-Tex and West Texas. These increases were partially offset by a decrease of $4.1 million in pass-thru taxes.
Pipeline and storage Contribution Margin increased $24.5 million to $270.6 million for the six months ended March 31, 2019, compared with $246.1 million in the prior-year period. This increase is primarily attributable to an $18.1 million increase in revenue from GRIP filings approved in fiscal 2018. In addition, transportation revenues and volumes increased

Contribution Margin by a net $4.3 million due to wider spreads and positive supply and demand dynamics impacting the Permian Basin.
Operation and maintenance expense for the six months ended March 31, 2019 was $288.0 million, which was flat compared to the prior-year period. Current year activity reflects the absence of the aforementioned outage expenses experienced in the prior-year period offset by increased pipeline maintenance expenses and employee costs.
Capital expenditures increased $83.6 million to $777.6 million for the six months ended March 31, 2019, compared with $694.0 million in the prior-year period, due to continued spending for infrastructure replacements and enhancements.
For the six months ended March 31, 2019, the company generated operating cash flow of $560.8 million, a $190.5 million decrease compared with the six months ended March 31, 2018. The period-over-period decrease primarily reflects the timing of gas cost recoveries under purchased gas cost mechanisms.
Our equity capitalization ratio at March 31, 2019 was 60.1%, compared with 56.7% at September 30, 2018. The increase primarily reflects the effects of our fiscal 2019 financing activities and no short-term debt at March 31, 2019.
Outlook
The leadership of Atmos Energy remains focused on enhancing system safety and reliability through infrastructure investment while delivering shareholder value and consistent earnings growth. Atmos Energy expects fiscal 2019 earnings to be in the range of $4.25 to $4.35 per diluted share. Capital expenditures for fiscal 2019 are expected to range between $1.65 billion and $1.75 billion.

Conference Call to be Webcast May 8, 2019
Atmos Energy will host a conference call with financial analysts to discuss the fiscal 2019 financial results on Wednesday, May 8, 2019, at 9:00 a.m. Eastern Time. The domestic telephone number is 877-407-3088 and the international telephone number is 201-389-0927. Mike Haefner, President and Chief Executive Officer, and Chris Forsythe, Senior Vice President and Chief Financial Officer, will participate in the conference call. The conference call will be webcast live on the Atmos Energy website at www.atmosenergy.com. A playback of the call will be available on the website later that day.
Forward-Looking Statements
The matters discussed in this news release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact included in this news release are forward-looking statements made in good faith by the company and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. When used in this news release or in any of the company's other documents or oral presentations, the words “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “objective,” “plan,” “projection,” “seek,” “strategy” or similar words are intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those discussed in this news release, including the risks and uncertainties relating to regulatory trends and decisions, the company's ability to continue to access the credit and capital markets and the other factors discussed in the company's reports filed with the Securities and Exchange Commission. These factors include the risks and uncertainties discussed in Item 1A of the company's Annual Report on Form 10-K for the fiscal year ended September 30, 2018 and in subsequent filings with the Securities and Exchange Commission.
Although the company believes these forward-looking statements to be reasonable, there can be no assurance that they will approximate actual experience or that the expectations derived from them will be realized. The company undertakes no obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures
The historical financial information in this news release utilizes certain financial measures that are not presented in accordance with generally accepted accounting principles (GAAP). Specifically, the company uses Contribution Margin, defined as operating revenues less purchased gas cost, to discuss and analyze its financial performance. Its operations are affected by the cost of natural gas, which is passed through to its customers without markup and includes commodity price, transportation, storage, injection and withdrawal fees, along with hedging settlements. These costs are reflected in the income statement as purchased gas cost. Therefore, increases in the cost of gas are offset by a corresponding increase in revenues.  Accordingly, the company believes Contribution Margin is a more useful and relevant measure to analyze its financial performance than operating revenues. The term Contribution Margin is not intended to represent operating income, the most comparable GAAP financial measure, as an indicator of operating performance, and is not necessarily comparable to similarly titled measures reported by other companies.
In addition, the enactment of the TCJA required the company to remeasure its deferred tax assets and liabilities at its new federal statutory income tax rate as of December 31, 2017, which resulted in the recognition of a non-cash income tax benefit during the six months ended March 31, 2018. Due to the non-recurring nature of this benefit, the company believes that net income and diluted earnings per share before the one-time, non-cash income tax benefit, provides a more useful and relevant measure to analyze its financial performance than net income and diluted earnings per share in order to allow investors to better analyze the company's core results and allow the information to be presented on a comparative basis to the prior year. Accordingly, the discussion and analysis of the company's financial performance will reference adjusted net income and adjusted diluted earnings per share, which is calculated as follows:

	Three Months Ended March 31
	2019	2018	Change
	(In thousands, except per share data)
Net income	$214,888	$178,992	$35,896
TCJA non-cash income tax benefit	—	(3,791)	3,791
Adjusted net income	$214,888	$175,201	$39,687

Diluted net income per share	$1.82	$1.60	$0.22
Diluted EPS from TCJA non-cash income tax benefit	—	(0.03)	0.03
Adjusted diluted net income per share	$1.82	$1.57	$0.25

	Six Months Ended March 31
	2019	2018	Change
	(In thousands, except per share data)
Net income	$372,534	$493,124	$(120,590)
TCJA non-cash income tax benefit	—	(165,675)	165,675
Adjusted net income	$372,534	$327,449	$45,085

Diluted net income per share	$3.21	$4.47	$(1.26)
Diluted EPS from TCJA non-cash income tax benefit	—	(1.50)	1.50
Adjusted diluted net income per share	$3.21	$2.97	$0.24

About Atmos Energy
Atmos Energy Corporation, headquartered in Dallas, is the country's largest fully-regulated, natural-gas-only distributor, serving over three million natural gas distribution customers in over 1,400 communities in eight states from the Blue Ridge Mountains in the East to the Rocky Mountains in the West. Atmos Energy also manages company-owned natural gas pipeline and storage assets, including one of the largest intrastate natural gas pipeline systems in Texas. For more information, visit www.atmosenergy.com.
This news release should be read in conjunction with the attached unaudited financial information.

Atmos Energy Corporation
Financial Highlights (Unaudited)

Statements of Income	Three Months Ended March 31
(000s except per share)	2019	2018
Operating revenues
Distribution segment	$1,057,889	$1,199,291
Pipeline and storage segment	135,650	120,955
Intersegment eliminations	(98,894)	(100,837)
	1,094,645	1,219,409
Purchased gas cost
Distribution segment	570,348	727,053
Pipeline and storage segment	(90)	433
Intersegment eliminations	(98,582)	(100,526)
	471,676	626,960
Contribution Margin	622,969	592,449
Operation and maintenance expense	149,427	159,159
Depreciation and amortization	96,772	89,381
Taxes, other than income	79,093	73,007
Total operating expenses	325,292	321,547
Operating income	297,677	270,902
Other non-operating income (expense)	4,232	(2,167)
Interest charges	26,949	27,304
Income before income taxes	274,960	241,431
Income tax expense	60,072	62,439
Net income	$214,888	$178,992

Basic net income per share	$1.83	$1.60
Diluted net income per share	$1.82	$1.60
Cash dividends per share	$0.525	$0.485
Basic weighted average shares outstanding	117,581	111,706
Diluted weighted average shares outstanding	117,756	111,706

	Three Months Ended March 31
Summary Net Income by Segment (000s)	2019	2018
Distribution	$172,193	$145,243
Pipeline and storage	42,695	33,749
Net income	$214,888	$178,992

Atmos Energy Corporation
Financial Highlights, continued (Unaudited)

Statements of Income	Six Months Ended March 31
(000s except per share)	2019	2018
Operating revenues
Distribution segment	$1,896,724	$2,060,083
Pipeline and storage segment	270,120	247,418
Intersegment eliminations	(194,417)	(198,900)
	1,972,427	2,108,601
Purchased gas cost
Distribution segment	1,008,080	1,190,811
Pipeline and storage segment	(448)	1,345
Intersegment eliminations	(193,791)	(198,279)
	813,841	993,877
Contribution Margin	1,158,586	1,114,724
Operation and maintenance expense	288,027	288,204
Depreciation and amortization	192,837	177,755
Taxes, other than income	143,581	135,780
Total operating expenses	624,445	601,739
Operating income	534,141	512,985
Other non-operating expense	(3,491)	(4,724)
Interest charges	54,798	58,813
Income before income taxes	475,852	449,448
Income tax expense (benefit)	103,318	(43,676)
Net income	$372,534	$493,124

Basic net income per share	$3.22	$4.47
Diluted net income per share	$3.21	$4.47
Cash dividends per share	$1.05	$0.97
Basic weighted average shares outstanding	115,690	110,135
Diluted weighted average shares outstanding	115,794	110,135

	Six Months Ended March 31
Summary Net Income by Segment (000s)	2019	2018
Distribution	$286,578	$394,342
Pipeline and storage	85,956	98,782
Net income	$372,534	$493,124

Atmos Energy Corporation
Financial Highlights, continued (Unaudited)

Condensed Balance Sheets	March 31,	September 30,
(000s)	2019	2018
Net property, plant and equipment	$10,971,734	$10,371,147
Cash and cash equivalents	108,353	13,771
Accounts receivable, net	419,612	253,295
Gas stored underground	78,148	165,732
Other current assets	65,068	46,055
Total current assets	671,181	478,853
Goodwill	730,419	730,419
Deferred charges and other assets	301,616	294,018
	$12,674,950	$11,874,437

Shareholders' equity	$5,508,101	$4,769,951
Long-term debt	3,528,713	2,493,665
Total capitalization	9,036,814	7,263,616
Accounts payable and accrued liabilities	244,042	217,283
Other current liabilities	495,097	547,068
Short-term debt	—	575,780
Current maturities of long-term debt	125,000	575,000
Total current liabilities	864,139	1,915,131
Deferred income taxes	1,251,836	1,154,067
Regulatory excess deferred taxes	712,681	739,670
Deferred credits and other liabilities	809,480	801,953
	$12,674,950	$11,874,437

Atmos Energy Corporation
Financial Highlights, continued (Unaudited)

Condensed Statements of Cash Flows	Six Months Ended March 31
(000s)	2019	2018
Cash flows from operating activities
Net income	$372,534	$493,124
Depreciation and amortization	192,837	177,755
Deferred income taxes	96,885	116,023
One-time income tax benefit	—	(165,675)
Other	5,334	12,252
Changes in assets and liabilities	(106,761)	117,888
Net cash provided by operating activities	560,829	751,367
Cash flows from investing activities
Capital expenditures	(777,586)	(693,978)
Proceeds from the sale of discontinued operations	4,000	3,000
Debt and equity securities activities, net	777	(1,175)
Other, net	4,388	4,009
Net cash used in investing activities	(768,421)	(688,144)
Cash flows from financing activities
Net decrease in short-term debt	(575,780)	(318,143)
Proceeds from issuance of long-term debt, net of premium/discount	1,045,221	—
Net proceeds from equity offering	494,085	395,092
Issuance of common stock through stock purchase and employee retirement plans	10,344	11,902
Settlement of interest rate swaps	(90,141)	—
Repayment of long-term debt	(450,000)	—
Cash dividends paid	(120,328)	(105,891)
Debt issuance costs	(11,227)	—
Other	—	(1,518)
Net cash provided by (used in) financing activities	302,174	(18,558)
Net increase in cash and cash equivalents	94,582	44,665
Cash and cash equivalents at beginning of period	13,771	26,409
Cash and cash equivalents at end of period	$108,353	$71,074

	Three Months Ended March 31		Six Months Ended March 31
Statistics	2019	2018	2019	2018
Consolidated distribution throughput (MMcf as metered)	185,432	179,978	328,178	304,335
Consolidated pipeline and storage transportation volumes (MMcf)	165,369	148,980	335,896	304,085
Distribution meters in service	3,279,005	3,245,012	3,279,005	3,245,012
Distribution average cost of gas	$4.10	$5.42	$4.18	$5.40
###